Exhibit 99.1

LIFECORE SIGNS EXCLUSIVE AGREEMENT WITH ADVANCED MEDICAL OPTICS.

      CHASKA, MN. July 21, 2004 — LIFECORE BIOMEDICAL, INC. (NASDAQ: LCBM) announced today that it has signed an agreement with Advanced Medical Optics (AMO), an ophthalmic medical device company based in Santa Ana, California, to supply Lifecore’s hyaluronan-based viscoelastic under private label. The agreement is for a term of three years with renewal provisions. AMO is a global leader in the development, manufacturing and marketing of ophthalmic surgical devices and eye care products.

According to Lifecore President and CEO, Dennis Allingham, “The AMO agreement provides the Company another growth opportunity with a leading ophthalmic business partner, while supporting the focus on improving its fundamental operating performance. The agreement will increase utilization of the Company’s hyaluronan manufacturing capacity and enhance the Company’s growth opportunity in its core business.”

Certain statements in this release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including references regarding the expected growth from the AMO agreement and the expected success of the hyaluronan-based viscoelastic. Because of numerous risks and uncertainties in the complex regulatory and competitive aspects of Lifecore’s business activity, actual results may differ materially from those implied. Investors are strongly cautioned to review more detailed discussions of those risks presented in the Company’s filings with the Securities and Exchange Commission including exhibit 99.1 to Lifecore’s annual report on Form 10-K for the fiscal year ending June 30, 2003.

Lifecore Biomedical develops, manufactures, and markets biomaterials and medical devices for use in various surgical markets through two divisions, the Hyaluronan Division and the Oral Restorative Division. The Hyaluronan Division conducts its business through OEM and contract manufacturing alliances in the gynecologic, ophthalmic, orthopedic, and veterinary surgery fields. The Oral Restorative Division conducts its dental surgery business through direct sales and marketing in the United States, Germany, Italy, and Sweden, and through 23 distributors in 35 countries.

Additional general corporate information is available on the Internet at http://www.lifecore.com.

CONTACT: 952.368.4300

Dennis J. Allingham, Chief Executive Officer and President

David M. Noel, Chief Financial Officer and VP of Finance

Larry D. Hiebert, VP of Operations.

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